Exhibit 99.1

Contacts: Shaun A. Burke (CEO) or Carter M. Peters (CFO), 1-833-875-2492	NASDAQ:GFED

GUARANTY FEDERAL BANCSHARES, INC. ANNOUNCES PRELIMINARY THIRD QUARTER 2021 FINANCIAL RESULTS AND A 77% INCREASE IN DILUTED EARNINGS PER SHARE

SPRINGFIELD, MO – OCTOBER 21, 2021

CEO Comments

“Despite continued competitive and interest rate pressures, the Company experienced strong earnings in the third quarter, recognizing significant improvement over the same quarter in 2020. Net interest margin expanded as we’ve seen the positive results of the previous quarter’s loan growth, the repricing of higher-cost certificates of deposit and the repayment of a 6.92% fixed-rate trust preferred issuance. Additionally, the full repayment of $50 million of wholesale funding liabilities during the current quarter has made an immediate positive impact to capital levels and will further improve interest expense and net interest margin going forward. The low interest rate environment and strong housing market continue to keep our mortgage team closing loans at a record pace which contributed significant fee income to our quarterly results. We expect to finish 2021 strong and are already looking forward to 2022 and beyond.”

- Shaun A. Burke, President and Chief Executive Officer

Highlights of Third Quarter 2021

●

Net income available to common shareholders for the quarter was $3.4 million as compared to $2.5 million in the second quarter of 2021 and $1.9 million earned during the third quarter of 2020. This resulted in diluted earnings per common share of $0.78 for the third quarter of 2021 compared to $0.58 for the second quarter of 2021 and $0.44 earned during the third quarter of 2020.

●	Annualized return on average assets and average equity were 1.12% and 14.06%, respectively, when compared to 0.67% and 8.60% during the third quarter of 2020.
●

Net interest margin (NIM) increased to 3.30% for the quarter compared to 2.90% for the third quarter of 2020. Excluding the impacts of interest and fee income from the SBA’s Paycheck Protection Program (PPP), NIM would have been 3.01% for the quarter compared to 2.90% during the prior year quarter. Loan balances forgiven and repaid under the PPP were $20.1 million for the quarter.

●	As of September 30, 2021, there were no loans under modification or deferment due to the financial hardship from the COVID-19 pandemic.
●	Non-performing asset balances declined $625,000 (6%) to $10.6 million. This resulted in a percentage to total assets of 0.91% as of September 30, 2021.
●

During September, the Company executed a de-leveraging transaction whereby utilizing the proceeds from the sale of $43 million in investment securities and $7 million of excess cash to terminate an interest rate swap and payoff $50 million in higher-cost FHLB advances. The $2.7 million of gains recognized on the investment sales were used to offset the prepayment loss on the interest rate swap of $2.6 million. The immediate financial impacts are as follows:

►	Balance sheet – reducing both lower yielding long-term assets and higher cost long-term borrowings, while increasing the Company’s tangible common equity ratio
►	Income statement – reducing cost of funds, expanding net interest margin and improving return on average assets due to the reduced total asset size
●	The Company declared its 30th consecutive quarterly dividend on September 30, 2021.

Select Quarterly Financial Data

Below are selected financial results for the Company’s third quarter of 2021, compared to the second quarter of 2021 and the third quarter of 2020.

	Quarter ended
	September 30, 2021	June 30, 2021	September 30, 2020
	(Dollar amounts in thousands, except per share data)
Net income available to common shareholders	$3,400	$2,516	$1,898

Diluted income per common share	$0.78	$0.58	$0.44
Common shares outstanding	4,346,467	4,346,467	4,337,615
Average common shares outstanding , diluted	4,376,612	4,372,205	4,346,277

Annualized return on average assets	1.12%	0.83%	0.67%
Annualized return on average common equity	14.06%	11.03%	8.60%
Net interest margin	3.30%	2.94%	2.90%
Efficiency ratio	71.14%	68.34%	70.31%

Common equity to assets ratio	8.19%	7.78%	7.74%
Tangible common equity to tangible assets	7.95%	7.53%	7.45%
Book value per common share	$21.95	$21.45	$20.24
Tangible book value per common share	$21.27	$20.71	$19.42
Nonperforming assets to total assets	0.91%	0.93%	1.03%

The following were items impacting the third quarter 2021 operating results as compared to the same quarter in 2020 and the financial condition results compared to December 31, 2020:

Interest Income – Total interest income increased $891,000 (9%) during the quarter. The Company experienced a $66.7 million increase in the average balance of total interest-earning assets during the quarter, however that growth was primarily in lower yielding cash and investment securities. A sharp decline in key interest rates over the past year offset the strong volume and compressed offering rates on new and existing earning assets. However, the Company’s total earning asset yield increased 7 basis points to 3.81% during the quarter primarily due to the impact of PPP loan fee income which was $899,000 for the quarter compared to $242,000 during the same quarter of 2020.

Interest Expense - Total interest expense decreased $768,000 (34%) during the quarter. The decrease is primarily driven by lower costs on nearly all interest-bearing deposits and borrowings in the current low-rate environment. The average balance of interest-bearing liabilities declined $20.1 million (2%), while the average cost of interest-bearing liabilities decreased 34 basis points to 0.70%. To fund its asset growth and maintain prudent liquidity levels going forward, the Company will continue to utilize a cost-effective mix of retail and commercial core deposits along with non-core, wholesale funding as necessary.

See the Analysis of Net Interest Income and Margin table below for more detailed information.

Asset Quality, Provision for Loan Loss Expense and Allowance for Loan Losses – The Company’s nonperforming assets decreased to $10.6 million (45%) as of September 30, 2021, compared to $19.2 million as of December 31, 2020.

Based on its reserve analysis and methodology, the Company recorded $100,000 in provision for loan loss expense during the quarter compared to $950,000 recorded during the prior year quarter. The expense amount was considered necessary primarily due to loan portfolio growth, offset by reductions in non-performing, delinquent and loans impacted by COVID-19. As of September 30, 2021, the allowance for loan losses of $10.6 million was 1.33% of gross loans outstanding (excluding mortgage loans held for sale), an increase from the 1.28% as of December 31, 2020.

In accordance with generally accepted accounting principles for acquisition accounting, the loans acquired through a prior acquisition were recorded at fair value; therefore, there was no allowance associated with the loans at acquisition. Management continues to evaluate the allowance needed on the acquired loans factoring in the net remaining discount of approximately $449,000 as of September 30, 2021.

Management believes the allowance for loan losses is at a sufficient level to provide for loan losses in the Company’s existing loan portfolio.

Non-interest Income – Non-interest income increased $2.2 million (69%) during the quarter compared to the same quarter in 2020 due to the following factors:

►	A significant portion of the change is due to the $2.7 million in gains recognized on available-for-sale securities primarily due to the de-leveraged transaction discussed above.
►	Service charge income increased $130,000 (35%).
►	Offsetting these items was a decline of $320,000 (17%) in fees generated from sales of mortgage and SBA loans, as well as commercial loan swaps when compared to the same quarter of 2020.

Non-interest Expense – Non-interest expenses increased $2.9 million (37%) during the quarter when compared to the same quarter in 2020 due to the following factors. A significant portion of the increase is due to the $2.6 million prepayment loss recognized on the termination of an interest rate swap discussed above.

Capital – As of September 30, 2021, stockholders’ equity increased $6.5 million (7%) to $95.5 million from $89.0 million as of December 31, 2020. Net income for the nine months ended exceeded dividends paid or declared by $6.2 million. On a per common share basis, tangible book value increased to $21.27 at September 30, 2021 as compared to $19.71 as of December 31, 2020.

From a regulatory capital standpoint, all capital ratios for the Company and Bank remain strong and above regulatory requirements.

Non-Generally Accepted Accounting Principle (GAAP) Financial Measures

In addition to the GAAP financial results presented in this press release, the Company presents non-GAAP financial measures discussed below. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance. Additionally, Company management believes that this presentation enables meaningful comparison of financial performance in various periods. However, the non-GAAP financial results presented should not be considered a substitute for results that are presented in a manner consistent with GAAP. A limitation of the non-GAAP financial measures presented is that the adjustments concern gains, losses or expenses that the Company does expect to continue to recognize; the adjustments of these items should not be construed as an inference that these gains or expenses are unusual, infrequent or non-recurring. Therefore, Company management believes that both GAAP measures of its financial performance and the respective non-GAAP measures should be considered together.

Operating Income

Operating income is a non-GAAP financial measure that adjusts net income for the following non-operating items:

►	Provision for income taxes
►	Gains on sales of investment securities
►	Commercial loan referral income
►	Net gains/losses on foreclosed assets held for sale
►	Provision for loan loss expense
►	Loss on early termination of interest rate swap

A reconciliation of the Company’s net income to its operating income for the three and nine months ended September 30, 2021 and 2020 is set forth below.

	Quarter ended		Nine months ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020

	(Dollar amounts are in thousands)		(Dollar amounts are in thousands)

Net income	$3,400	$1,898	$8,133	$5,886

Add back:
Provision for income taxes	802	418	1,975	1,275
Income before income taxes	4,202	2,316	10,108	7,161

Add back/(subtract):
Net gains on investment securities	(2,674)	(298)	(2,741)	(461)
Loss on early termination of interest rate swap	2,580	-	2,580	-
Commercial loan referral income	(42)	(161)	(105)	(1,097)
Net (gains) losses on foreclosed assets held for sale	(53)	(32)	74	49
Provision for loan losses	100	950	800	2,200
	(89)	459	608	691

Operating income	$4,113	$2,775	$10,716	$7,852

About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has 16 full-service branches in Greene, Christian, Jasper and Newton Counties and a Loan Production Office in Webster County. Guaranty Bank is a member of the MoneyPass ATM network which provide its customers surcharge free access to over 37,000 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com.

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the SEC, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means of identifying such statements.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

● the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

● the effects of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions;

● the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations;

● the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

● the willingness of users to substitute competitors’ products and services for our products and services;

● our success in gaining regulatory approval of our products and services, when required;

● the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

● technological changes;

● the ability to successfully manage and integrate any future acquisitions if and when our board of directors and management conclude any such acquisitions are appropriate;

● changes in consumer spending and saving habits;

● our success at managing the risks resulting from these factors; and

● other factors set forth in reports and other documents filed by the Company with the SEC from time to time.

Financial Highlights

Operating Data:	Quarter ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
	(Dollar amounts are in thousands, except per share data)

Total interest income	$10,859	$9,968	$31,025	$30,926
Total interest expense	1,469	2,237	5,368	7,460
Net interest income	9,390	7,731	25,657	23,466
Provision for loan losses	100	950	800	2,200
Net interest income after provision for loan losses	9,290	6,781	24,857	21,266
Noninterest income
Service charges	500	370	1,305	1,093
Gain on sale of loans held for sale	1,105	1,195	3,220	2,621
Gain on sale of Small Business Administration loans	388	499	1,286	499
Gain on sale of investments	2,674	298	2,741	461
Commercial loan referral income	42	161	105	1,097
Other income	809	747	2,293	1,911
	5,518	3,270	10,950	7,682
Noninterest expense
Salaries and employee benefits	4,631	4,589	13,479	12,678
Occupancy	1,158	1,165	3,430	3,481
Loss on early termination of interest rate swap	2,580	-	2,580	-
Other expense	2,237	1,981	6,210	5,628
	10,606	7,735	25,699	21,787
Income before income taxes	4,202	2,316	10,108	7,161
Provision for income taxes	802	418	1,975	1,275
Net income	$3,400	$1,898	$8,133	$5,886
Net income per common share-basic	$0.78	$0.44	$1.87	$1.36
Net income per common share-diluted	$0.78	$0.44	$1.86	$1.36

Annualized return on average assets	1.12%	0.67%	0.90%	0.73%
Annualized return on average equity	14.06%	8.60%	11.74%	9.11%
Net interest margin	3.30%	2.90%	3.03%	3.11%
Efficiency ratio	71.14%	70.31%	70.20%	69.95%

Financial Condition Data:	As of
	September 30,	December 31,
	2021	2020
Cash and cash equivalents	$151,283	$148,423
Available-for-sale securities	151,456	168,881
Loans, net of allowance for loan losses 9/30/2021 - $10,566; 12/31/2020 - $9,617	786,406	753,508
Intangibles	3,104	3,462
Premises and equipment, net	17,180	17,898
Lease right-of-use assets	8,188	8,470
Bank owned life insurance	31,745	25,295
Other assets	16,513	20,316
Total assets	$1,165,875	$1,146,253

Deposits	$1,011,296	$938,673
Advances from correspondent banks	16,000	66,000
Subordinated debentures	10,310	15,465
Subordinated notes	19,598	19,564
Lease liabilities	8,308	8,561
Other liabilities	4,821	9,022
Total liabilities	1,070,333	1,057,285
Stockholders' equity	95,542	88,968
Total liabilities and stockholders' equity	$1,165,875	$1,146,253

Common equity to assets ratio	8.19%	7.76%
Tangible common equity to tangible assets ratio (1)	7.95%	7.48%
Book value per common share	$21.95	$20.51
Tangible book value per common share (2)	$21.27	$19.71
Nonperforming assets	$10,566	$19,175

(1) Total Assets less Intangibles divided by Stockholders’ Equity

(2) Stockholders’ Equity less Intangibles divided by Common Shares Outstanding

Analysis of Net Interest Income and Margin:
	Three months ended 9/30/2021			Three months ended 9/30/2020
	Average Balance	Interest	Yield /Cost	Average Balance	Interest	Yield /Cost
ASSETS
Interest-earning:
Loans	$805,039	$9,555	4.71%	$787,380	$8,814	4.46%
Investment securities	189,362	1,200	2.51%	152,163	1,004	2.62%
Other assets	134,279	104	0.31%	122,442	150	0.49%
Total interest-earning	1,128,680	10,859	3.81%	1,061,985	9,968	3.74%
Noninterest-earning	73,741			70,028
	$1,202,421			$1,132,013
LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing:
Savings accounts	$57,921	18	0.12%	$49,079	19	0.15%
Transaction accounts	523,845	416	0.32%	521,312	543	0.41%
Certificates of deposit	160,003	429	1.06%	188,688	938	1.98%
FHLB advances	65,457	233	1.41%	66,000	303	1.83%
Other borrowed funds	594	2	1.34%	3,807	41	4.28%
Subordinated notes, net	19,591	263	5.33%	13,478	181	5.34%
Subordinated debentures issued to Capital Trusts	10,310	108	4.16%	15,465	212	5.45%
Total interest-bearing	837,721	1,469	0.70%	857,829	2,237	1.04%
Noninterest-bearing	268,750			186,384
Total liabilities	1,106,471			1,044,213
Stockholders’ equity	95,950			87,800
	$1,202,421			$1,132,013
Net earning balance	$290,959			$204,156
Earning yield less costing rate			3.11%			2.70%
Net interest income, and net yield spread on interest earning assets		$9,390	3.30%		$7,731	2.90%
Ratio of interest-earning assets to interest-bearing liabilities		135%			124%